                                                                   Exhibit 10.19

                                            November 30, 2000


PERSONAL AND CONFIDENTIAL

Mr. Rajiv Bhatt
231 Marlborough Street
Boston, MA  02116

Dear Rajiv:

         You have expressed an intention to resign as an employee, officer and the Chief Financial Officer of PROVANT, Inc. (the "Company"). Because the Company's Board of Directors, together with its financial advisor, Gleacher & Co. ("Gleacher"), are in the process of exploring a range of strategic alternatives to maximize shareholder value, the Company would like you to continue in your current positions with the Company until this process is completed. You have agreed to do so on the following terms and conditions.

         1. Your current salary will continue until December 15, 2000. Thereafter, you will be paid one-half of your current salary with the balance paid to you as provided in paragraph 2 below.

         2. In the event of a sale of the Company while you are in the Company's employ, you will be paid, at the time the sale is completed, (a) a bonus equal to 12.5% of the fees paid to Gleacher in connection with such sale and (b) the balance of your salary which was not paid to you pursuant to paragraph 1 above. In the event the Company is not sold prior to June 30, 2001 and you remain in the Company's employ through March 31, 2001, you shall be paid a bonus of $93,000 within ten business days following the date of the decision of the Board of Directors of the Company not to sell the Company or July 15, 2001, whichever is earlier. Payment of these amounts shall be conditioned upon your execution and delivery of a general release as provided in Section 5(d) of your existing Employment Agreement.

         3. The Company shall loan to you upon request an amount equal to the taxes you will have to pay in connection with the recent transfer of shares of Common Stock of the Company to you. You and the Company estimate that these taxes will approximate $185,000. This loan will be due and payable, without interest, on the third anniversary of the date it is made, provided, however, that if prior to that date the Company is sold, this loan will be forgiven in its entirety.

         You may resign from your positions with the Company at any time and the Company may terminate your employment with the Company at any time if its Board of Directors determines in good faith that your continuing job performance is unsatisfactory.

         You acknowledge and agree that (a) you will not be entitled to any bonus payments pursuant to Section 5(b) of your existing Employment Agreement or any severance payments pursuant to Section 5(d) of your existing Employment Agreement and (b) Sections 7, 8 and 9 of your existing Employment Agreement, dealing with a covenant not to compete and confidential information, shall continue in effect in accordance with their terms under all circumstances. In all other respects, your existing Employment Agreement shall continue except to the extent it conflicts or is inconsistent with this letter agreement, in which event this letter agreement shall control.

         This letter agreement constitutes the entire agreement between us with respect to the subject matter hereof. This letter agreement may not be modified or changed or its provisions waived except by an agreement in writing. This letter agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles and shall inure to the benefit of and be binding upon our respective heirs, personal representatives, successors and assigns.

         If the foregoing accurately sets forth our agreement, please so indicate by signing below.

                                            Very truly yours,

                                            PROVANT, INC.


                                            By /s/John R. Murphy
                                               John R. Murphy
                                               Its Chairman

AGREED:


/s/Rajiv Bhatt
Rajiv Bhatt


                                       2